Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 14, 2011 with respect to the statements of revenues and certain expenses of Rincon Center JV LLC, included in this Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 27, 2011.

/s/ Ernst & Young LLP

Los Angeles, California
June 27, 2011